Exhibit 10.1

Verde Bio Holdings, Inc. Announces Termination of BioDiesel Transaction

Press Release | 03/10/2022

FRISCO, TEXAS, March 10, 2022 (GLOBE NEWSWIRE) – via NewMediaWire – Verde Bio Holdings, Inc. (OTCQB: VBHI), with revenue producing mineral and royalty interests across the most active areas in the U.S., today announced that Verde terminated the Agreement to purchase the two biodiesel facilities, which the company first announced in December 2021.

“Verde maintains a highly disciplined approach to the assessment of potential acquisition candidates. While we were excited by the potential of this transaction to move the Company into the renewable energy space and to create significant stockholder value, we could not get comfortable with the level of debt, short and long-term, capital needs, and time it would take to generate revenue. Towards that end, we have decided that terminating this previously announced transaction is prudent for the Company and our shareholders. While we are growth focused through opportunistic acquisitions such as this, we take debt and the issuance of significant numbers of shares very seriously,” said Scott Cox, Founder and CEO.

“We remain laser-focused on our strategy and execution of our current business model of continued acquisitions of oil and gas royalties and pursuing opportunistic investments or acquisitions into alternative assets in the new energy economy,” said Mr. Cox.  “With crude oil over $100/barrel and the strong level of deal activity we currently have, we are particularly excited about upcoming months of revenue and adding to our existing portfolio of great assets. We are proud to have built a Company which is creative and flexible enough to take advantage of these deals as they come to market. We remain focused on executing our business plan and creating long-term value for our shareholders,” Mr. Cox said.

About Verde Bio Holdings, Inc.  Verde Bio Holdings, Inc. (OTCQB: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of revenue producing assets in premier U.S. basins. Verde currently owns producing mineral, royalty and over-riding royalty interests in the Denver-Julesburg Basin of Colorado and Wyoming, the Haynesville Shale of Louisiana, the Anadarko

Basin of Oklahoma, the Delaware and Permian Basin of Texas and the Marcellus and Utica shales in West Virginia and Ohio. The Company is focused on providing strong shareholder returns through asset growth generated by our acquisitions of revenue producing assets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick
pknopick@eandecommunications.com
949.697.1323